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                             DISCOVERY LABORATORIES, INC.

October 17, 1996

CONFIDENTIAL
Dr. Robert Capetola
6097 Hidden Valley Drive
Doylestown, PA 18901

     Re: Letter of Intent

Dear Bob:

This letter of intent (the "Letter of Intent") will confirm that Discovery Laboratories, Inc. ("Discovery") and Robert Capetola Ph.D. have determined to work toward the negotiation of definitive agreements, including, but not limited to, stock purchase, license, sponsored research, employment, consulting and escrow agreements (the "Definitive Agreements") providing for the formation, funding and development of a new corporation to engage in the research, development, manufacturing, laboratory and clinical testing and marketing of products relating to the KL4-Surfactant technology of Johnson & Johnson ("J&J") and The Scripps Research Institute ("TSRI") developed by Dr. Charles Cochrane and Susan Revak, et.al., including, but not limited to, U.S. patent number 5,164,369 (11/17/92); 5,260,273 (11/9/93); 5,407,914 (4/18/95);
U.S. patent applications designated [***] together with corresponding foreign applications, and certain proprietary know-how relating to the manufacture of KL4 Surfactant owned by J&J (the "KL4 Technology"), as further described herein.


1.  Initial Investment.

    Discovery will invest in a new company with a mutually agreeable name to be jointly formed by Capetola and Discovery ("KL4Co"). Discovery will immediately contribute $7.5 million cash to KL4Co in exchange for 60% of the initial outstanding shares of KL4Co.

2.  Capetola Employment Agreement.

    KL4Co will be headed by Dr. Capetola as Chairman and Chief Executive Officer, pursuant to a four year employment agreement having the following terms:

    A. Base salary of $225,000 per year. In the event of termination without cause, as severance, the base salary shall continue to be payable for twelve months, subject to setoff for other employment income.

[***] Confidential treatment requested.
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Dr. Robert Capetola
Letter of Intent
October 17, 1996
Page 2

    B. An initial sign-on bonus of $50,000 to be paid the first week of January, 1997.

    C. Incentive bonuses as follows:

       I. $50,000 for first corporate licensing transaction with a pharmaceutical company relating to KL4-Surfactant.

       II. $100,000 upon completion of an initial public offering with gross proceeds of at least $10 million.

       III. Other bonuses at the discretion of the Board of Directors.

    D. Medical and dental policies for Dr. Capetola and his family for the term of his employment agreement.

    E. Term life insurance for Dr. Capetola on behalf of his beneficiaries in the amount of $2,000,000 for the term of the employment agreement, as well as long term disability insurance, subject to a combined premium cap of $15,000 per year.

    F. During the term of the employment agreement and for eighteen months after its termination, Dr. Capetola will agree not to (i) compete with KL4Co in the business or research areas of surfactant replacement therapy and other areas which KL4Co may enter while he remains employed, nor (ii) directly or indirectly solicit or employ any employees of KL4Co.

    G. Dr. Capetola's employment agreement shall permit KL4Co to recruit and appoint an independent individual to serve as Chairman of KL4Co.

3.  Management Team:

    As soon as possible following execution of the proposed license and ancillary agreements with J&J and TSRI, KL4Co will hire a management team assembled by Dr. Capetola (together with Dr. Capetola, the "Founding Personnel") pursuant to the following guidelines:

    A. i.   Senior Medical Officer                           $195,000

       ii.  V.P. Pharmaceutical & Chemical Development       $145,000

       iii. Head of Biometrics                               $145,000

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Dr. Robert Capetola
Letter of Intent
October 17, 1996
Page 3

       iv.  V.P. Project Manager                             $140,000

       v.   Head of Regulatory Affairs                       $125,000

       vi.  Junior Medical Officer                           $ 95,000

    B. Annual incentive bonuses will also be awarded by the Chief Executive Officer and approved by the Board of Directors.

    C. The above employees shall be allocated 9% of the initial outstanding shares of KL4Co and all of such shares shall be subject to annual vesting over three years.

    D. The employment agreements shall provide for six months severance in the event of termination by KL4Co without cause.

    E. The employment agreements shall contain non-compete and non-solicitation provisions comparable to that of the employment agreement of Dr. Capetola.

    F. The Sage Group will be retained at a monthly consulting level of $7,500 per month, for a period of eighteen months, subject to monthly performance evaluation by the Chief Executive Officer.

4.  Initial Equity Allocation

    Immediately prior to the initial investment by Discovery described in
    Section 1 hereof, the equity of KL4Co shall be held as follows in accordance with the following proportions:

          Robert Capetola        9/40ths
          Reserved for first
           six employees         9/40ths
          Escrowed Shares        7/40ths
          Charles Cochrane       4/40ths
          J&J                    4/40ths
          TSRI                   4/40ths
          Sage Group             2/40ths
          Susan Revak            1/40ths

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Dr. Robert Capetola
Letter of Intent
October 17, 1996
Page 4

5.  Escrowed Shares

    Shares comprising 7/40ths of the initial outstanding shares of KL4Co will be escrowed for the benefit of the Founding Personnel pending completion of KL4Co's second round of financing (the "Escrowed Shares"). The Escrowed Shares will be allocated between Discover and the Founding Personnel based upon the pre-money valuation realized in the second financing round in accordance with the following schedule:

                                 Percent of
          Pre-money              Incentive Shares
          Valuation              to Founding Personnel

          Less than $65MM        0%
          $65MM                  25%
          $75MM                  50%
          $85MM                  75%
          Over $95MM             100%

    A bridge financing in an amount not greater than $2,000,000 in which the proceeds are required to be repaid upon an initial public offering of KL4Co shall not be considered a second financing round for purposes of the Escrowed Shares. The Escrowed Shares will be allocated equally among the Founding Personnel based upon the ratable equity percentages of each.

6. KL4Co shall establish a stock option plan for the benefit of its officers, directors, employees and consultants, provided, however, that it is intended that the Founding Personnel will not expect to receive option grants until at least 36 months following the formation of KL4Co, unless otherwise agreed to by the Board of Directors.

7.  Development Plan

    The development plan will proceed with the intention of conducting simultaneous phase II clinical trials in the ARDS and MAS indications, with the potential for additional trials in IRDS subject to discussion with the FDA.

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Dr. Robert Capetola
Letter of Intent
October 17, 1996
Page 5

8.  License Agreement

    KL4Co and J&J will enter into a license agreement (the "License Agreement") pursuant to which J&J will provide KL4Co with an exclusive worldwide license to, including the right to sublicense, the KL4 Technology. Pursuant to the License Agreement, KL4Co shall pay license issue fees and royalties to J&J as follows (to be allocated between J&J and TSRI at their discretion):

    A. Equity. KL4Co will issue eight percent of its initial outstanding shares to J&J TSRI.

    B. License Issue Fee. Upon execution of the License Agreement, KL4Co shall pay J&J a non-refundable, non-creditable, license issue fee of $200,000;

    C. First Milestone Payment. KL4Co shall pay J&J a non-refundable, non-creditable, milestone payment of $250,000 upon the first NDA incorporating the KL4 Technology filed with the U.S. FDA;

    D. Second Milestone Payment. KL4Co shall pay J&J an additional non-refundable, non-creditable, milestone payment of $500,000 upon the first NDA incorporating KL4 Technology approved by the U.S. FDA;

    E. Royalty on Sales. KL4Co shall pay royalties to J&J equal to [***] of net commercial sales by KL4Co, and with respect to sublicenses, [***].

    F. Due Diligence. The License Agreement will contain provisions requiring KL4Co to diligently develop the KL4 Technology for both the MAS and ARDS indications. In the event that KL4Co fails to proceed with the agreed upon development plan for either the MAS or ARDS indications, J&J shall have the right to terminate the License Agreement upon notice for the field of use comprising such indication. Such termination provision shall not apply to an indication, however, in the event that the proposed Phase II clinical trial for such indication fails to demonstrate acceptable scientific criteria for safety and efficacy.


[***]  Condidential treatment requested.
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Dr. Robert Capetola
Letter of Intent
October 17, 1996
Page 6

    G. Other Material. J&J will agree to share its pre-clinical, clinical, manufacturing and marketing data relating to KL4-Surfactant with KL4Co, subject to appropriate confidentiality provisions. In addition, J&J will contribute to KL4Co, its existing KL4-Surfactant raw material inventory and any equipment specific for the formulation of KL4-Surfactant in exchange for shares of preferred stock of KL4Co having a liquidation preference in an amount up to $2,000,000 but not requiring redemption until the earlier of (i) the first NDA approved by the FDA for KL4-Surfactant, or (ii) an initial public offering of KL4Co, and further providing that such redemption may be made in-kind utilizing marketable shares of common stock or other securities of equal value.

9.  TSRI Sponsored Research Agreement.

    KL4Co will enter into a sponsored research agreement with TSRI supporting the research to be performed by Dr. Charles Cochrane and Susan Revak. KL4Co will contribute $500,000 annually under this research agreement for two years, renewable for an additional two years in the discretion of KL4Co.

10. Consulting Agreements.

    KL4Co shall enter into separate three-year Consulting Agreements with each of Dr. Cochrane, Ms. Susan Revak, Ms. Zenaida Oades and Ms. Monica Cochrane providing for annual consulting fees, payable monthly, of $195,000, $80,000, $10,000 and $15,000 respectively.

11. Confidentiality.

    The parties agree not to reproduce this letter or provide this letter to any third parties, other than their accountants and lawyers, without the express prior written-permission of the other party.

It is understood and agreed by the parties that this Letter of Intent merely constitutes a statement of the mutual intentions of the parties with respect to the transactions contemplated by this letter (the "Transaction"), does not contain all matters upon which agreement must be reached in order for the Transaction to be consummated and, therefore, does not constitute a binding commitment with respect to the Transaction itself. A binding commitment with respect to the Transaction itself will result only from execution of the Definitive Agreements, subject to the conditions expressed therein, and such execution shall be in the sole and absolute discretion of each party.

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Dr. Robert Capetola
Letter of Intent
October 17, 1996
Page 7

The parties agree that until the expiration of this Agreement, neither party will enter into a license with J&J or TSRI for the KL4-Surfactant Technology except in accordance with the terms of this agreement.

This letter will terminate upon the earlier of (i) the execution the Definitive Agreements, or (ii) 45 days from the date hereof in the event that the Definitive Agreements are not entered into. This letter shall not entitle either party to claim any rights pursuant to this letter in the event that the other party to this letter completes a license to KL4-Surfactant exclusive of the other after the expiration or termination of this letter.

The parties expressly agree in advance that any and all further agreements between them, including any amendments or modifications to this letter of intent, shall be required to be in writing and signed by both parties. Notwithstanding the preceding sentences of this paragraph, the provisions of this paragraph and Section 11 hereof are agreed to be fully binding on the parties upon the execution of this Letter of Intent.

If the foregoing accurately summarizes our understanding, please kindly so indicate by executing and dating this letter in the space provided.

                                           Very truly yours,

                                           DISCOVERY LABORATORIES, INC.

                                           /s/ James S. Kuo, MD

                                           James S. Kuo, M.D.
                                           Chief Executive Officer

Agreed and Accepted:

/s/ Robert J. Capetola

Robert Capetola, Ph.D.
Date: 10/15/96